EXHIBIT 3.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
OMNOVA SOLUTIONS INC.
As adopted and in effect on April 1, 2020
These Second Amended and Restated Articles of Incorporation amend and replace in all respects the Amended and Restated Articles of Incorporation of OMNOVA Solutions Inc. adopted on April 4, 2016.
FIRST: The name of the corporation is OMNOVA Solutions Inc. (the “Corporation”).
SECOND: The location of the principal office in Ohio is in the City of Beachwood, Cuyahoga County, Ohio.
THIRD: The number of shares which the Corporation is authorized to have outstanding is 1,000 shares, common, without par value.